EXHIBIT 99.0


FOR IMMEDIATE RELEASE                             CONTACT:  Glenn Bozarth
April 11, 1996                                               Mattel, Inc.
                                                           (310) 252-3521



          MATTEL CONFIDENT THAT LAWSUIT ALLEGATIONS ARE BASELESS,
         HAS INDEPENDENT REVIEW IN PROCESS TO SET RECORD STRAIGHT
         --------------------------------------------------------


     LOS ANGELES, April 11 -- In response to allegations made by a disgruntled former employee in a wrongful termination lawsuit, Mattel, Inc. Chairman John W. Amerman repeated the company's position that the charges are baseless. He also announced that the audit committee of the Mattel board of directors has initiated an independent review related to these allegations.

     "As we've stated from the beginning, this lawsuit is completely without merit. Each and every allegation is false, and we fully expect to prevail," Amerman said. "On behalf of our shareholders and employees, however, we feel a strong obligation to prove beyond any doubt that our accounting practices are entirely appropriate and that our credibility is above reproach.

     "I feel so strongly about our position that I recommended to the audit committee of the Mattel board of directors last week that a review be undertaken by independent parties under the committee's direction," Amerman said. "The committee selected Gary G. Lynch, former Director of Enforcement for the Securities and Exchange Commission and a partner in the firm of Davis Polk & Wardwell, to conduct an independent review with the assistance of a major accounting firm, who will work under his direction. The review will be completed as expeditiously as possible, and the findings will be reported as soon as they are available.

     "We have worked very hard at Mattel to earn a high level of credibility for our company, and to deliver seven years of consistent profitable growth," Amerman said. "We review all accounting practices with Price Waterhouse, our independent accountants, on an ongoing basis. Following the filing of the lawsuit, we conducted an internal review of issues raised and found them to be baseless. We are confident that this additional review will once and for all set the record straight."



                                -###-